EXHIBIT 4

EMMET, MARVIN & MARTIN, LLP

COUNSELLORS AT LAW

Writer’s Direct Dial	120 Broadway New York, New York 10271	177 MADISON AVENUE MORRISTOWN, NEW JERSEY 07960 (973) 538-5600 FAX: (973) 538-6448

(212) 238-3000 (212) 653-1760

Fax: (212) 238-3100 Fax: (212) 653-1730 http://www.emmetmarvin.com

November 23, 2018

The Bank of New York Mellon,

as Depositary

240 Greenwich Street

New York, New York, 10286

Re:	American Depositary Shares representing Class A ordinary shares of MOGU Inc.

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the “Registration Statement”) by the legal entity created by the agreement (the “Deposit Agreement”) for issuance of American Depositary Shares (“ADSs”), which may be evidenced by American Depositary Receipts (“ADRs”), representing Class A ordinary shares of MOGU Inc., for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP